Exhibit 10.3(b)

BioCurex

AMENDMENT TO SEMI-EXCLUSIVE LICENSE AGREEMENT

     THIS AMENDMENT TO SEMI-EXCLUSIVE LICENSE AGREEMENT (hereinafter, “Agreement”), effective as of June 1st, 2007 (hereinafter, the “Amendment Date”), is made by and between Abbott Laboratories, a corporation of the State of Illinois, having its principal place of business at 100 Abbott Park Road, Abbott Park, IL 60064-3500 (hereinafter, “Abbott”) and BioCurex Inc., a corporation of the State of Texas, having its principal place of business at 215-7080 River Road, Richmond, BC, Canada, V6X 1X5 (hereinafter, “BioCurex”).

     WHEREAS, the parties hereto entered into a Semi-Exclusive License Agreement (the “Agreement”), effective as of April 1, 2005, and desire to amend the Agreement as set forth herein;

      NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions set forth herein, and for other valuable consideration, the receipt and adequacy of which is hereby acknowledged, Abbott and BioCurex hereby amend the Agreement as follows:

1.	The words “Subject to Section 2.6 below” shall be added in Section 2.1 after the heading “License.”

2.	The words “Subject to Section 2.6 below” shall be added in Section 2.2 after the heading “Exclusive Sublicense Right.”

3.	The following shall be added to the end of Section 2.5:

The parties hereto recognize the BioCurex has performed certain Research and Development that would have been performed by Abbott under this Section 2.5, and that BioCurex has been reimbursed for the same under Section 4.2 on the Amendment Date. That Abbott has not performed certain Research and Development under this Section 2.5 prior to the Amendment Date shall not be deemed to be an event of default by Abbott under this Agreement.

4.	A new Section 2.7 shall be added, as follows:

	2.7	Retention of Rights. Notwithstanding anything to the contrary in this Agreement, BioCurex retains the right to:

(a)

develop, produce, license, market, sell and distribute (directly or through third parties acting on its behalf) non-automated RECAF microplate assays to third parties with the restriction that they may not automate or use in conjunction with instrumentation, e.g., automated pippeting apparatus; and

	(b)	retain all revenues received in connection with such activities with no royalties or other payments to be made to Abbott by reason thereof;

and the same shall not be subject to any restrictions, including but not limited to any semi-exclusivity provisions and limitations, set forth in this Agreement.

5.	Except as amended hereby, the Agreement is hereby ratified and affirmed and remains in full force and effect as of the date hereof.

     IN WITNESS WHEREOF, each party hereto has caused this Amendment to Semi-Exclusive License Agreement to be executed by its duly authorized representatives as of the Amendment Date.

Abbott Laboratories		BioCurex Inc.

By:	/s/ JOSEPH M. NEMMERS, JR.	By:	/s/ RICARDO MORO
Name:	Joseph M. Nemmers, Jr.	Name:	Dr. Ricardo Moro
Title:	Sr. Vice President,	Title:	President and CEO
Diagnostic Operations
President, Diagnostics Division